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                                                                   EXHIBIT 4(b)



                              USA DETERGENTS, INC.
                             STOCK OPTION AGREEMENT

                  AGREEMENT made as of ____________________, by and between USA Detergents, Inc., a Delaware corporation (the "Company") and __________________ (the "Optionee").

                              W I T N E S S E T H

                  WHEREAS, pursuant to the USA Detergents, Inc. 1995 Stock Option Plan (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"), upon the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Grant. The Company hereby grants to the Optionee an option to purchase __________ shares of Common Stock, at a purchase price per share of $___ (the "Option"). This Option is intended to be treated as an option which does qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  2. Restrictions on Exercisability. Except as specifically provided otherwise herein, the Option will become exercisable in accordance with the following schedule based upon the period of the Optionee's continuous employment or service with the Company or a subsidiary thereof following the date hereof:


Period
of Continuous                  Incremental                 Cumulative
Employment/                    Percentage of               Percentage of
Service from the               Option                      Option
Date of this Agreement         Exercisable                 Exercisable
----------------------         -----------                 -----------

Less than 1 year                    0%                           0%
1 year                             25%                          25%
2 years                            25%                          50%
3 or more years                    50%                         100%


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No shares of Common Stock may be purchased hereunder unless the Optionee shall have remained in the continuous employ or service of the Company or a subsidiary thereof for at least six months from the date hereof. If the Optionee performs services for the Company or a subsidiary thereof in a capacity other than as an employee or consultant, then, for purposes hereof, those services will be deemed to be continuous until they are terminated, and they will be deemed to be terminated at the time provided therefor in the consulting or other agreement governing the performance of such services or, if there is no such agreement, at the time the Company or such subsidiary notifies the Optionee that it no longer contemplates the use of such services. Unless sooner terminated, the Option will expire if and to the extent it is not exercised within ten years from the date hereof.

                  3. Exercise. The Option may be exercised in whole or in part as provided above by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations). The exercise price shall be payable in cash or by bank or certified check or such other form as the Company may (in its sole and absolute discretion) permit. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock, or by delivery of a secured obligation therefor.

                  4. Rights as Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for). The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

                  5. Nontransferability. The Option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or the laws of descent and distribution. During an Optionee's lifetime, the Option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

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                  6. Termination of Service, Disability or Death. If the
Optionee ceases to be employed by or perform services for the Company and any subsidiary thereof for any reason other than death or disability (as defined below), then, unless sooner terminated under the terms hereof, the Option will terminate on the date three months after the date of the Optionee's termination of employment or service; provided, however, that if the Optionee is an employee of the Company and the Optionee's employment with the Company is terminated by the Company for "cause" (as defined below), then the Option will terminate on the date of such termination of employment. If the Optionee's employment or service is terminated by reason of the Optionee's death or disability (or if the Optionee's employment or service is terminated by reason of disability and the Optionee dies within 12 months after such termination of employment or service), then, unless sooner terminated under the terms hereof, the Option will terminate on the date 12 months after the date of such termination of employment or service (or one year after the later death of a disabled Optionee). For purposes hereof, the term "disability" means the inability of Optionee to perform the customary duties of Optionee's employment or other service for the Company or a subsidiary thereof by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration. For purposes hereof, termination by the Company for "cause" shall mean: (i) Optionee's refusal to perform, or willful breach or neglect of the performance of any of his duties or obligations as an employee of the Company; (ii) Optionee's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries; (iii) Optionee's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; (iv) any attempt by Optionee to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries; (v) chronic alcoholism or drug addiction; or (vi) any breach by Optionee of the terms of any confidentiality or non-competition provisions applicable to Option by Company policy and/or pursuant to any agreement between the Company and the Optionee; provided, however, that if the Optionee is covered by an employment agreement with the Company which contains a definition of "cause," the definition contained in such employment agreement shall be used in lieu of the definition contained herein.

                  7. Securities Registration Required. Notwithstanding anything herein to the contrary, the Option may not be exercised (i) unless and until a registration statement covering the shares of Common Stock issuable upon exercise of the Option granted hereunder has been filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or (ii) if in the opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.
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                  8. Change in Control; Capital Changes.

                           (a) If any event constituting a "Change in Control
of the Company" shall occur, the Option shall, unless sooner terminated under the terms hereof, immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                           (b) In the event of any stock split, stock dividend
or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors of the Company to the number and option exercise price per share of Common Stock which may be purchased under the Option. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock and stock of another corporation but does not constitute Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace the Option granted hereunder with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of the Option, with the Option being terminated if not exercised within the time period specified by the Board of Directors of the Company.

                           (c) In the event of any adjustment in the number of
shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.


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                           (d) All adjustments under this Section 8 shall be
made by the Board of Directors of the Company, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

                  9. No Employment Rights. Nothing in this Agreement shall give the Optionee any right to continue in the employ or service of the Company or a subsidiary thereof, or interfere in any way with the right of the Company or a subsidiary thereof to terminate the employment or service of the Optionee.

                  10. Provisions of Plan. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

                  11. Administration. The committee appointed by the Board of Directors of the Company to administer the Plan will have full power and authority to interpret and apply the provisions of this Agreement and act on behalf of the Company in connection with this Agreement, and the decision of said committee as to any matter arising under this Agreement shall be binding and conclusive as to all persons.

                  12.      Miscellaneous.

                           (a) This Agreement shall be binding upon and shall
inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                           (b) This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral between the parties with respect to its subject matter including, without limitation, any correspondence from the Company to the Optionee regarding options granted or approved for grant to the Optionee. This Agreement may not be modified except by written instrument executed by the parties.

                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                              USA DETERGENTS, INC.




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